Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION

Wells Fargo Real Estate Investment Corporation, a Delaware corporation, hereby certifies as follows:

1.	The name of the corporation is Wells Fargo Real Estate Investment Corporation. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was August 29, 1996, and the name under which it was originally incorporated was First Union Real Estate Investment Company of Connecticut.

2.	This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by written consent of the holders of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class in accordance with the provisions of Section 228 of the DGCL, and written notice has been given to those stockholders who have not consented in writing as provided in said Section 228.

3.	The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full:

FIRST. The name of the corporation is WELLS FARGO REAL ESTATE INVESTMENT CORPORATION (the “Corporation”).

SECOND. The name of its registered agent in the State of Delaware is The Prentice-Hall Corporation System, Inc., whose address is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,001,000, of which 100,000,000 shares of the par value of $0.01 per share shall be designated as Common Stock (the “Common Stock”) and 100,001,000 shares of the par value of $0.01 per share shall be designated as Preferred Stock (the “Preferred Stock”). Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following:

(a)	the distinctive serial designation of such series which shall distinguish it from other series;

(b)	the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided in the resolutions creating the series;

(c)	the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates (or the method of determining such date or dates) upon which such dividends shall be payable;

(d)	whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, and the relative preference or priority as to the right to receive dividends;

(e)	the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the rights of priority, if any, of payment of the shares of such series;

(f)	the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed or exchanged, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(g)	the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(h)	whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)	whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and

(j)	any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of Delaware.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation to authorize or create, or increase the authorized amount of, any other class or series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.

Except as otherwise required by the DGCL or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Amended and Restated Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL.

Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of such class or series, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereafter enacted.

Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.

Pursuant to the Board’s authority, the Board has previously authorized the issuance of 1,000 shares of $85 Annual Dividend Per Share Cumulative Perpetual Preferred Stock (Liquidation Preference $1,000 per share) (hereinafter the “Series B Preferred Stock”), in the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 29, 1996. The number of shares included in the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are set forth in Exhibit A hereto and are incorporated herein by reference.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation legally available for distribution to its stockholders as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding, subject to the liquidation preference payable on the Preferred Stock then outstanding.

FIFTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal By-Laws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation.

SEVENTH. The number of directors of the Corporation shall be fixed from time to time pursuant to the By-Laws of the Corporation. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors.

In the event that the holders of any class or series of stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of the remaining directors.

EIGHTH. Any action required or permitted to be taken by the holders of any class or series of stock of the Corporation, including but not limited to the election of directors, may be taken by written consent or consents but only if such written consent is signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

NINTH. (a) Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b) (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in subparagraph (b)(2), the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this paragraph (b) shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph (b) or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(2) Right of Claimant to Bring Suit. If a claim under subparagraph (b)(1) is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(3) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this paragraph (b) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(4) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

TENTH. Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH. The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

TWELFTH. In the event that any of the provisions of this Amended and Restated Certificate of Incorporation is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, Wells Fargo Real Estate Investment Corporation has caused this certificate to be signed by Jeannine E. Zahn, its Senior Vice President and Secretary, on the 18th day of November, 2014.

By	/s/ Jeannine E. Zahn
Jeannine E. Zahn
Senior Vice President & Secretary

EXHIBIT A

WELLS FARGO REAL ESTATE INVESTMENT CORPORATION

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

$85 ANNUAL DIVIDEND PER SHARE CUMULATIVE PERPETUAL SERIES B

PREFERRED STOCK (LIQUIDATION PREFERENCE $1,000 PER SHARE)

The Series B Preferred Stock shall have, to the extent that such powers, preferences and rights and such qualifications, limitations and restrictions are not otherwise set forth in the Corporation’s Amended and Restated Certificate of Incorporation, the powers, preferences and rights and qualifications, limitations and restrictions set forth below:

Section 1. Designation. The distinctive serial designation of such series is $85 Annual Dividend Per Share Cumulative Perpetual Series B Preferred Stock (Liquidation Preference $1,000 per share).

Section 2. Number of Shares. The number of shares of Series B shall be 1,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by the Board of Directors. Shares of the Series B Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Section 3. Defined Terms. Capitalized terms used herein which are defined in the Amended and Restated Certificate of Incorporation of Wells Fargo Real Estate Investment Corporation (the “Amended and Restated Certificate of Incorporation”) shall have the meanings set forth in the Amended and Restated Certificate of Incorporation, unless otherwise defined herein. As used herein the following terms have the meanings specified below:

“Accumulated Dividends” shall mean accrued but unpaid dividends on the Series B Preferred Stock.

“Beneficial Ownership” means ownership of shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(l)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Code” means United States Internal Revenue Code of 1986, as amended.

“Constructive Ownership” means ownership of shares either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Junior Stock” shall mean the Common Stock and any other class or series of capital stock of the Corporation which ranks below the Series B Preferred Stock as to dividend rights and rights upon liquidation, winding up, or dissolution.

“Liquidation Preference” shall mean an amount equal to $1,000 per share, plus an amount per share equal to any Accumulated Dividends.

“Market Price” shall mean, in the case of Common Stock, the net asset value per share of Common Stock as determined in good faith by the Board of Directors and, in the case of Preferred Stock, an amount equal to the Liquidation Preference of the Preferred Stock.

“Parity Stock” shall mean any outstanding class or series of Preferred Stock ranking, in accordance to its terms, as to dividends and liquidation, dissolution or winding up of affairs of the Corporation on parity with the Series B Preferred Stock.

“Person” shall mean an individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture, association, consortia, company, trust, bank, trust company, land trust, common law trust, business trust, or other entity, or government or political subdivision thereof.

“REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code, or any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations of the Department of the Treasury promulgated thereunder.

“Stockholders” shall mean holders of record of outstanding shares of Common Stock and/or Preferred Stock of the Corporation, as applicable in the context such term is used.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Preferred Stock, including, without limitation, (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Preferred Stock, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

Section 4. Dividends.

(a) The holders of shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefor, cash dividends at a rate of $85 per share per annum in preference and in priority over dividends upon Junior Stock. Dividends on each share of Series B Preferred Securities shall accumulate, whether or not earned or declared, from the date of issuance. Any Accumulated Dividends on Series B Preferred Stock shall not bear interest. The holders of Series B Preferred Stock shall not be entitled to any dividends other than the cash dividends provided for in this Section 4. No dividend shall be declared or paid on any Junior Stock when the Corporation has failed to pay an annual dividend on the Series B Preferred Stock for the current or any preceding year.

(b) When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, the Series B Preferred Stock and any Parity Stock, any funds that are legally available to pay such amounts will be declared pro rata to the Series B Preferred Stock and any outstanding Parity Stock so that the amount of dividends declared per each share of Series B Preferred Stock and per each share of such other Parity Stock shall in all cases bear to each other the same ratio that (i) full dividends per each share of Series B Preferred Stock for the then current annual dividend, including any Accumulated Dividends, and (ii) full dividends including required or permitted accumulations, if any, on each share of such Parity Stock, bear to each other.

Section 5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, after payment or provision for payment of the claims and obligations of the Corporation and before any payment or declaration and setting apart for payment of any amount shall be made in respect of Junior Stock, the Liquidation Preference.

(b) After payment in full of the Liquidation Preference, the holders of Series B Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets.

(c) In the event that, upon any voluntary or involuntary liquidation, dissolution and winding up of the Corporation, the available assets are insufficient to pay the full Liquidation Preference on all outstanding Series B Preferred Stock and the corresponding amounts payable on any other Parity Stock, then the holders of the Series B Preferred Stock and any other Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of Junior Stock.

Section 6. Voting Rights. The holders of shares of Series B Preferred Stock shall be entitled to vote (i) as a class on any voluntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation proposed by the Board of Directors of the Corporation, (ii) as a class on any proposal by the Board of Directors of the Corporation to authorize, create, or increase the authorized amount of or issue any class or series of any of the Corporation’s capital stock, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any of the Corporation’s capital stock, ranking senior to the Series B Preferred Stock, either as to dividend rights or rights on the Corporation’s liquidation, dissolution, or winding up, with such action of the Board of Directors of the Corporation requiring the affirmative vote of at least two-thirds of the then outstanding Series B Preferred Stock and any then outstanding series of Parity Stock, each such series voting as a separate class, and (iii) as otherwise required by law. The holders of shares of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock held by them.

Section 7. Redemption. The Series B Preferred Stock may be redeemed in whole at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time. The Series B Preferred Stock shall be redeemable at a price per share equal to $1,000 plus any Accumulated Dividends thereon to the date fixed for redemption. Not less than ten nor more than 30 days prior to the date fixed for any redemption of the Series B Preferred Stock, a notice specifying the time and place of such redemption shall be given by first-class mail, postage prepaid, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice. After the date fixed for the redemption of Series B Preferred Stock by the Corporation, the holders of shares of Series B Preferred Stock shall cease to be Stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the monies payable upon such redemption from the Corporation, without interest thereon, and such shares shall no longer be deemed to be outstanding.

Section 8. Ranking.

(a) The Series B Preferred Stock shall rank equal to any series of Parity Stock and senior to the Corporation’s Common Stock and any other Junior Stock, in each case with respect to the payment of dividends and upon voluntary or involuntary liquidation, distribution or winding up of the Corporation

(b) Notwithstanding anything set forth in the Amended and Restated Certificate of Incorporation of the Corporation or this Series B Certificate to the contrary, the Board of Directors may authorize and issue additional shares of Junior Stock without the consent of the holders of the Series B Preferred Stock. So long as any Series B Preferred Stock remains outstanding, the Corporation may not, without the consent or approval of the holders of at least two-thirds of the then outstanding Series B Preferred Stock and any series of Parity Stock then outstanding, each such series voting as a separate class, issue any class or series of capital stock ranking senior to the Series B Preferred Stock either as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 9. Procedures for Transfer. Any person who acquires or attempts to acquire shares in violation of Section 10 shall immediately give written notice to the Corporation of such event and shall file with the Corporation an affidavit setting forth the number of shares of Common Stock or Preferred Stock (1) directly owned, (2) Constructively Owned, and (3) Beneficially Owned by the Person filing the affidavit. The affidavit to be filed with the Corporation shall set forth all information required to be reported in returns filed by Stockholders under Treasury Regulations Section 1.857-9 issued under the Code, or similar provisions of any successor regulation. The affidavit, or an amendment thereto, shall be filed with the Corporation within ten days after demand therefor and at least 15 days prior to any Transfer which would violate Section 10.

Section 10. Transfer Restrictions.

(a) Offer by Stockholder. If any holder of Series B Preferred Stock (a “Selling Stockholder”) desires to Transfer, pledge or encumber any of his Series B Preferred Stock to any Person, he shall first make an offer to sell all of such shares that he desires to Transfer, pledge or encumber (but not less than all of such shares) to the Corporation for the purchase price per share and on the terms hereinafter set forth. Such offer shall be in writing and shall specify the nature of the Transfer, pledge or encumbrance in which the Selling Stockholder desires to engage, including the name or names of the other party or parties to such proposed transaction and the terms thereof, including the purchase price and payment terms, if any, and shall have attached a written copy of any proposed offer to or from the other party or parties to the proposed transaction. The Corporation shall accept or reject the offer in writing within 30 days after receipt thereof subject to and in accordance with the terms hereinafter set forth.

(b) Acceptance of Offer. The purchase price and terms of payment set forth in any offer by a Selling Stockholder under Section 10(a) shall be identical to any offer given or received by such Selling Stockholder to or from a proposed third-party purchaser except that if the consideration to be paid to the Selling Stockholder by such proposed third-party purchaser consists in whole or in part of property (rather than cash), the Corporation may, if it accepts such offer, transfer either cash or other property of similar kind and equivalent value to the Selling Stockholder in payment for his shares of Series B Preferred Stock or, at its option and in lieu of the foregoing, pay to such Selling Stockholder as the purchase price for such shares the Market Price of the Series B Preferred Stock. If a Selling Stockholder desires to pledge, give or otherwise encumber his shares of Series B Preferred Stock, or make such other Transfer or conveyance for which there does not exist an offer by a third-party purchaser that contains purchase price and payment terms, then, if the Corporation accepts such offer, the purchase price for such shares of Series B Preferred Stock shall be the Market Price of the Series B Preferred Stock.

(c) Closing of Purchase. If the offer made by the Selling Stockholder pursuant to Section 10(a) is accepted by the Corporation, then the shares of Series B Preferred Stock included in such offer shall be sold by the Selling Stockholder to the Corporation in accordance with Section 10(b). The closing of the purchase shall take place at the principal office of the Corporation or at such other place as the parties may agree, not more than 30 days after the date of the notice of the Corporation’s acceptance of such offer. The purchase price for such shares of Series B Preferred Stock shall be paid in accordance with the terms of payment determined as set forth above. The Selling Stockholder shall represent and warrant to the Corporation that he is conveying to it such shares with full warranties of title, free and clear of any claims, options, charges, encumbrances or rights of others, except as may be created by this Certificate of Incorporation.

(d) Rejection of Offer. If the offer made by the Selling Stockholder pursuant to Section 10(a) is rejected by the Corporation, the Corporation shall specify in the writing referred to in such Section either that (i) the Corporation authorizes the proposed Transfer, pledge or encumbrance, in which case such Transfer, pledge or encumbrance may be effected, provided the Corporation receives such additional documents as the Corporation may require in connection therewith or (ii) the Corporation does not authorize such Transfer, pledge or encumbrance, in which case such Transfer, pledge or encumbrance may not be effected and shall not be made of record on the books of the Corporation.

Section 11. Remedies for Breach of Transfer Restrictions. If the Board of Directors or its designees shall at any time determine that a Transfer, pledge or encumbrance, whether by operation of law or otherwise, has taken place in violation of Section 10 or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 10, such Transfer, pledge or encumbrance shall be void ab initio and the Board of Directors or its designees shall take such actions as it or any of its designees deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

Section 12. Remedies Not limited. Nothing contained herein shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders by preservation of the Corporation’s status as a real estate investment trust under the REIT Provisions of the Code.

Section 13. Owners Required to Provide Information. Every Beneficial Owner of more than 5% (or such other percentage, between 0.5% and 5%, as may be required from time to time by the REIT Provisions of the Code) of the outstanding Series B Preferred Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and a description of how such shares are held. Each Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the Corporation’s status as a Real Estate Investment Trust as defined in the REIT Provisions of the Code.

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